National Energy Services Reunited Corp. (NESR)
777 Post Oak Blvd.
7th Floor
Houston
Texas 77056
United States of America

     6        June 2018

Dear Sirs,

The persons whose names appear on the signature pages to this letter (the Selling Stockholders) refer to the Stock Purchase Agreement dated 12 November 2017 between NESR, Hana Investments Co. WLL, NPS Holdings Limited (NPS) and the Selling Stockholders (the Agreement). Unless otherwise defined herein, capitalised terms in this letter shall have the meanings given to those terms in the Agreement.

Subject to and conditional upon:

(a)	the satisfaction of NESR’s obligations on the NESR Closing Date (other than as such obligations are varied on the terms of this letter); and

(b)	(in addition to the receipt by the Selling Stockholders of an aggregate amount of US$13,411,501.00 from NPS on the NESR Closing Date, in accordance with the Agreement) receipt by the Selling Stockholders of an aggregate amount equal to US$5,240,403.50 (to be apportioned amongst the Selling Stockholders in the amounts set forth in the Annex hereto) from NPS, as soon as possible but in any case on or prior to 3 July 2018 (the NPS Payment), the Selling Stockholders agree that US$8,692,961.00 of the Receivable Amount that is payable by NESR to the Selling Stockholders on the NESR Closing Date is hereby waived and, accordingly, shall not be payable by NESR on the NESR Closing Date.

The NPS Payment shall be made in consideration for the fees, costs and expenses incurred by the Selling Stockholders in connection with the transactions contemplated under the Agreement.

No failure or delay by any Selling Stockholder in exercising any right or remedy provided by law or under the Agreement as a result of or in connection with the terms of this letter shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

This letter shall not operate or be construed as a further or continuing waiver of any breach, or subsequent breach, by NESR of any of its obligations under the Agreement and each Selling Shareholder reserves all of its rights and remedies in relation to any breach of the Agreement.

This letter may be executed in one or more counterparts and by each party on separate counterparts and each such counterpart shall comprise an original, but all counterparts shall together constitute one and the same instrument.

This letter and any non-contractual obligations arising out of or in connection with this letter shall be governed by, and construed in accordance with, English law.

Yours faithfully,

/s/Abdulaziz Al Delaimi

Abdulaziz Al Delaimi

/s/Hussein Al Nowais

Authorised signatory
Name: Hussein Al Nowais
for and on behalf of
Al Nowais Investments LLC

/s/Ahmed A Attiga

Authorised signatory

Name: Ahmed A Attiga, PhD

for and on behalf of

Arab Petroleum Investments Corporation

/s/Michael Raynes

Authorised signatory
Name: Michael Raynes
for and on behalf of
Castle SPC Limited

/s/Fahad Abdulla Bin Dekhayel

Fahad Abdulla Bin Dekhayel

/s/Zahid Kamal

Authorised signatory
Name: Zahid Kamal
for and on behalf of
OFS Investments Limited

ANNEX

Selling Stockholder	Amount (US$)
Arab Petroleum Investments Corporation	2,265,027.50
OFS Investments Limited	1,643,283.00
Al Nowais Investments LLC	565,642.50
Castle SPC Limited	565,642.50
Fahad Abdulla Bindekhayel	133,870.00
Abdulaziz Aldelaimi	66,938.00
Total	5,240,403.50